Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-213915 and 333-231836 on Form S-8 of our reports dated February 22, 2022 relating to the consolidated financial statements of Donnelley Financial Solutions, Inc. and subsidiaries and the effectiveness of Donnelley Financial Solutions, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Donnelley Financial Solutions, Inc. for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
February 22, 2022